Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Stockholder-Director
QVC, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-213066) on Form S-3 of QVC, Inc. of our report dated February 28, 2019, with respect to the consolidated balance sheets of QVC, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2018 annual report on Form 10‑K of QVC, Inc. Our report on the consolidated financial statements refers to a change in the accounting for revenue and also refers to the retroactive adjustment of certain balances within the consolidated financial statements as of and for the year ended December 31, 2018 to reflect the effects of combing entities under common control.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 28, 2019